SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Quest Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 19, 2004

To our Shareholders:

We invite you to attend our Annual Meeting of Shareholders, which will be held on Wednesday, June 9, 2004, at 10:00 a.m., Pacific Time, at our principal executive offices located at 8001 Irvine Center Drive, Irvine, California 92618.

The actions to be taken at the Annual Meeting are described in detail in the enclosed Proxy Statement and Notice of Annual Meeting. Included with these proxy materials is a copy of our Annual Report on Form 10-K for 2003. We encourage you to read these materials.

Please use this opportunity to take part in the affairs of Quest Software by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card promptly, using the enclosed postage-prepaid envelope. You can also vote by telephone or via the Internet. See Internet and Telephone Voting in the Proxy Statement for more details and follow the instructions on your proxy card.

All shareholders who attend the meeting will be required to present valid picture identification, such as a driver’s license. Registration will begin at 9:00 a.m.

We look forward to seeing you at our Annual Meeting.

Sincerely,

Vincent C. Smith,

Chairman of the Board

and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 9, 2004

The Annual Meeting of Shareholders of Quest Software, Inc., a California corporation, will be held on Wednesday, June 9, 2004 at 10:00 a.m., Pacific Time, at the Company’s principal executive offices located at 8001 Irvine Center Drive, Irvine, California 92618, for the following purposes:

1.	To elect the following six directors: Vincent C. Smith, Doran G. Machin, Jerry Murdock, Jr., Raymond J. Lane, Augustine L. Nieto II and Kevin M. Klausmeyer;

2.	To approve an amendment to our 1999 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by an additional 5,000,000 shares;

3.	To approve an amendment to our Bylaws to increase the minimum number of directors from four to five and the maximum number of directors from seven to nine, so that the authorized number of directors will be a range of five to nine.

4.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2004; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record as of the close of business on May 7, 2004 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided for that purpose, or to vote electronically via the Internet or by telephone. Instructions for electronic voting are provided on page 2 of the Proxy Statement. Any shareholder attending the Annual Meeting may vote in person even if he or she has previously returned a proxy card.

By order of the Board of Directors,

J. Michael Vaughn,

Secretary

Irvine, California

May 19, 2004

QUEST SOFTWARE, INC.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quest Software, Inc., a California corporation (“Quest”), for the Annual Meeting of Shareholders of Quest to be held on Wednesday, June 9, 2004 at 10:00 a.m., Pacific Time, and at any adjournment thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at our principal executive offices, located at 8001 Irvine Center Drive, Irvine, California 92618, and the telephone number at that location is (949) 754-8000.

Quest intends to mail definitive copies of these proxy solicitation materials to shareholders on or about May 19, 2004.

Procedural Matters

Shareholders of record as of the close of business on May 7, 2004 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 94,646,793 shares of Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock held on the Record Date on each matter presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

All shares entitled to vote and be represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment. Quest does not currently anticipate that any other matters will be raised at the Annual Meeting.

A shareholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by attending the Annual Meeting and voting in person, or by delivering to Quest’s Corporate Secretary, at the principal executive offices of Quest referred to above, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

Quest will bear the cost of this solicitation. Quest has retained the services of MacKenzie Partners, Inc. to assist in obtaining proxies from brokers and nominees of shareholders for the Annual Meeting. The estimated cost of such services is $5,000, plus out-of-pocket expenses. In addition, Quest will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Certain of Quest’s directors, officers and regular employees may solicit proxies personally or by telephone, facsimile or telegram, without additional compensation.

Quorum; Abstentions and Broker Non-Votes

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. Quest intends to include abstentions and broker non-votes (i.e., shares held in “street name” as to which voting instructions have not been received from the beneficial owners or persons entitled to vote) as present or represented for purposes of establishing a quorum, but to exclude abstentions and broker non-votes from the calculation of the shares represented and voting with respect to any proposal. Members of the New York Stock Exchange holding shares in “street name” are prohibited from voting or giving a proxy on a proposal relating to equity compensation plans unless the beneficial owner of the shares has given voting instructions on such proposal. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to amend our Bylaws to change the number of authorized directors but will not have an effect on the election of directors or the proposals to approve an amendment to our 1999 Stock Incentive Plan or to ratify the selection of our independent auditors.

Internet and Telephone Voting

Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose bank or brokerage firm is participating in ADP’s program.

Registered shareholders may vote electronically through the Internet by following the instructions included with their proxy card. Shareholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

The deadline for voting through the Internet or by telephone is 12:00 midnight Eastern Time on June 8, 2004.

Executive Officers

The names of our executive officers and other information about them are shown below.

Name	Age	Position
Vincent C. Smith	40	Chairman of the Board and Chief Executive Officer

Douglas F. Garn	45	Vice President, Worldwide Sales

M. Brinkley Morse	46	Vice President, Finance and Operations and Chief Financial Officer

Ratmir Timashev	37	Senior Vice President and General Manager, Microsoft Management Solutions

Vincent C. Smith has served as our Chief Executive Officer since 1997 and a director since 1995. Mr. Smith became Chairman of the Board in 1998. From 1992 to 1994, Mr. Smith served as Vice President of Worldwide Sales and Marketing at Patrol Software North America, a company he founded. Following Patrol’s acquisition by BMC Software in 1994, Mr. Smith managed BMC’s sales operations as Director of Open Systems. From 1987 to 1992, Mr. Smith held a variety of sales management positions at Oracle Corporation.

Douglas F. Garn is our Vice President, Worldwide Sales. Mr. Garn held this position from January 1998 to January 2002 and returned to this position in January 2003 after a medical leave of absence. From March 1996 to January 1998, Mr. Garn was Vice President of North American Sales for Peregrine Systems, Inc. From July 1995 until April 1996, Mr. Garn was Vice President of Sales with Syntax, Inc., a networking software company. From November 1993 until July 1995, Mr. Garn was Regional Sales Manager with BMC.

M. Brinkley Morse has served as our Vice President, Finance and Operations since January 2001 and as our Chief Financial Officer since May 2003. Before joining Quest, Mr. Morse served as Senior Vice President, Corporate Development and Secretary of BMC Software from September 1998 to August 2000, and he served as General Counsel and Secretary of BMC from November 1988 to September 1998.

Ratmir Timashev has served as our Senior Vice President and General Manager, Microsoft Management Solutions since joining Quest in March 2004 in connection with Quest’s acquisition of Aelita Software Corporation. Mr. Timashev co-founded Aelita, a provider of systems management solutions for Microsoft Active Directory and Exchange environments, in 1998 and served as its President and Chief Executive Officer.

Directors

Listed below are the nominees for election as directors of Quest at the Annual Meeting. Each of our current directors has been nominated for and has elected to stand for re-election, except for David M. Doyle, who has elected not to stand for re-election, but who shall continue serving as a director through the Annual Meeting.

Name	Age	Position with Quest
Vincent C. Smith	40	Chairman of the Board and Chief Executive Officer

Doran G. Machin	49	Director

Jerry Murdock, Jr.	45	Director

Raymond J. Lane	57	Director

Augustine L. Nieto II	46	Director

Kevin M. Klausmeyer	45	Director

Information for Vincent C. Smith is included in the previous section titled “Executive Officers.”

Doran G. Machin has served as a director since 1987. Mr. Machin is a co-founder of Quest and served as our Executive Vice President from 1987 through April 1999. Prior to 1987, Mr. Machin was employed as an independent computer consultant and worked for Hewlett-Packard and American Data Industries.

Jerry Murdock, Jr. has served as a director since April 1999. Mr. Murdock is a General Partner of InSight Capital Partners, an investment firm, which he co-founded in 1995. From 1987 to 1995, Mr. Murdock was President of Aspen Technology Group, a consulting firm that he founded in 1987. Mr. Murdock is a Trustee of The Aspen Institute.

Raymond J. Lane has served as a director since October 2000. Mr. Lane is a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Prior to joining Kleiner Perkins in July 2000, Mr. Lane was President and Chief Operating Officer and a Director of Oracle, where he served in various executive management positions. Before joining Oracle in June 1992, Mr. Lane was a Senior Vice President and Managing Partner of Booz-Allen & Hamilton. He also served on Booz-Allen’s Board of Directors and Executive Management Committee. Currently, Mr. Lane is a member of the Board of Trustees of Carnegie-Mellon University and serves on the Boards of Directors of Marimba, Inc., SeeBeyond Technology Corporation and FreeMarkets, Inc.

Augustine L. Nieto II has served as a director since October 2002. Mr. Nieto is Founder of Life Fitness, a leading manufacturer of exercise equipment for commercial and consumer use, and has held a variety of executive positions with Life Fitness since he co-founded the company in 1977. He is currently a Senior Advisor for North Castle Partners, a private equity firm in Greenwich, Connecticut. Mr. Nieto serves on the Board of Directors of EAS and Grand Expedition.

Kevin M. Klausmeyer joined our Board of Directors in July 2003. Mr. Klausmeyer is Chief Financial Officer of RLX Technologies, Inc., a privately held provider (and inventor) of blade server and related modular computing hardware and software solutions. From December 1999 to February 2003, Mr. Klausmeyer was chief financial officer of PentaSafe Security Technologies, Inc., which was acquired by NetIQ Corporation in December 2002. From August 1993 to November 1999, Mr. Klausmeyer was vice president and chief accounting officer of BMC Software, Inc. Mr. Klausmeyer serves as one of two industry representatives on the AICPA Software Revenue Recognition Task Force, which interprets and provides guidance to the software industry on the U.S. authoritative software revenue accounting rules. Mr. Klausmeyer is also a director of I-Sector Corporation.

Board of Directors and Committees

During 2003, the Board met four times and acted by unanimous written consent three times. No director attended fewer than 75% of the aggregate number of all meetings of the Board and the committees, if any, upon which such director served and which were held during the period of time that such person served on the Board or such committee. All of the members of each of the Board’s committees are independent directors as defined under Nasdaq listing standards.

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by our Board of Directors, copies of which can be found under the “Investor Relations” page of our website at www.quest.com. A copy of our Audit Committee’s charter is also attached hereto as Appendix A.

Our Audit Committee members are Messrs. Murdock, Klausmeyer and Nieto. The primary purpose of the Audit Committee is oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of Quest, including the appointment, oversight and compensation of Quest’s independent auditors. Our Audit Committee held five meetings in 2003 and acted by unanimous written consent once.

The Compensation Committee reviews and approves the compensation and benefits for our CEO and other executive officers and administers our 1999 Stock Incentive Plan, our 2001 Stock Incentive Plan and our Employee Stock Purchase Plan. The Compensation Committee is currently comprised of Messrs. Lane, Murdock and Nieto. Our Compensation Committee acted by unanimous written consent three times in 2003.

The Board also established a Nominating and Corporate Governance Committee (the “Nominating Committee”) in January 2004. The purposes of the Nominating Committee are to oversee all aspects of our corporate governance functions on behalf of the Board and make recommendations to the Board regarding corporate governance issues, to identify, review and evaluate candidates to serve as directors of the Company, to serve as a focal point for communication between candidates, non-committee directors and Quest management, to recommend candidates for election to the Board, and to make other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation. The Nominating Committee is currently comprised of Messrs. Nieto and Klausmeyer.

The Board has determined that each of Messrs. Murdock, Lane, Nieto and Klausmeyer is “independent” within the meaning of Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc., and that Mr. Klausmeyer is an Audit Committee Financial Expert.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Quest Software, Inc, 8001 Irvine Center Drive, Irvine, CA 92618. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Controller and other persons performing similar functions. A copy of our Code of Ethics was filed as Exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2003 and is also posted on the “Investors” section of our website at www.quest.com. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding amendments to, or waivers from, the Code of Ethics by either providing such information on a Form 8-K filed with the Securities and Exchange Commission or by posting such information on the “Investors” section of our website at www.quest.com. Information contained on our website is not part of this proxy statement.

Director Attendance at Annual Meetings

Directors are encouraged to attend annual meetings of the Company’s shareholders. The 2003 annual meeting of shareholders was attended by one of our incumbent directors.

Nominations for Director

The policy of the Nominating Committee is to consider shareholder recommendations for candidates for membership on the Board. Shareholder recommendations for nominations should be delivered to the Company’s Corporate Secretary as follows:

Corporate Secretary

Quest Software, Inc.

8001 Irvine Center Drive

Irvine, CA 92618

Shareholder recommendations should set forth, among other matters: (i) the name, age and business address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of Quest capital stock owned by the nominee; and (iv) other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors under applicable rules and regulations of the Commission.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event that vacancies on the Board arise, the Nominating Committee considers potential candidates for director, which may come to the attention of the Nominating Committee through current directors, professional search firms, shareholders or other persons. As described above, the Nominating Committee considers properly submitted shareholder recommendations for nomination to the Board in the same manner as it evaluates other nominees. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating Committee. Materials provided by a shareholder for consideration of a nominee for director are forwarded to the Nominating Committee for evaluation. In evaluating such nominations, the Nominating Committee seeks to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the Board.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of our executive officers or any member of our compensation committee and any member of any other company’s board of directors or compensation committee. For additional information concerning transactions involving other members of the Board, see Related Party Transactions.

Director Compensation and Other Arrangements

During 2003, we implemented compensation arrangements for our non-employee directors. Non-employee directors receive an annual retainer of $25,000 for serving on the board of directors, and are reimbursed for reasonable expenses incurred by them in attending board and committee meetings. In addition, the chairman of our Audit Committee receives an additional $10,000 annual fee, our Audit Committee Financial Expert receives an additional $15,000 annual fee, and other members of the Audit Committee receive an additional $5,000 annual fee. The chairman of our Compensation Committee receives an additional $5,000 annual fee, and each other member of the Compensation Committee receives an additional $2,500 annual fee.

Non-employee directors are permitted to elect to receive annual board and committee fees in the form of stock options, in lieu of cash, pursuant to the director fee option grant program in our 1999 Stock Incentive Plan. Non-employee board members who have served on the board since the date of the prior year’s annual meeting of shareholders also receive option grants pursuant to the provisions of the automatic option grant program under our 1999 Stock Incentive Plan. On the date of the Annual Meeting, each of Messrs. Lane, Murdock, Machin and Nieto will receive an automatic grant of options to purchase 15,000 shares of Quest Common Stock pursuant to this plan at an exercise price equal to the fair market value of such shares as of the same date.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 30, 2004 with respect to the beneficial ownership of the Company’s Common Stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, and beneficial ownership includes shares issuable upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 30, 2004. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Quest Software, Inc., 8001 Irvine Center Drive, Irvine, California 92618.

Name of Beneficial Owner	Number Of Shares Beneficially Owned	Percent Of Shares Outstanding
Vincent C. Smith (1)	35,416,097	37.1%
David M. Doyle (2)	8,655,842	9.1%
FMR Corp. (3) 82 Devonshire Street Boston, MA 02109	6,325,712	6.7%
Essex Investment Management Company, LLC (4) 125 High Street, 29th Floor Boston, MA 02110	5,614,203	5.9%
M. Brinkley Morse (5)	435,000	*
Douglas F. Garn (6)	249,900	*
Jerry Murdock, Jr. (7)	177,298	*
Raymond J. Lane (8)	537,113	*
Doran G. Machin (9)	60,000	*
Augustine L. Nieto (10)	65,000	*
Kevin M. Klausmeyer (11)	53,400	*
All executive officers and directors as a group (10 persons) (12)	45,649,650	47.3%

*	Less than 1%

(1)	Includes an aggregate of 152,400 shares held in the names of Mr. Smith’s minor children and 1,040 shares held by Mr. Smith as custodian for his minor children. Includes an aggregate of 33,198,900 shares held through limited liability companies. Includes 47,060 shares held by the Vincent C. Smith Charitable Remainder Trust, of which Mr. Smith is the trustee. Includes 713,666 shares issuable upon exercise of stock options.

(2)	Includes 62,500 shares issuable upon exercise of stock options.

(3)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004.

(4)	According to an amended Schedule 13G filed with the Securities and Exchange Commission on February 20, 2004.

(5)	Includes 435,000 shares issuable upon exercise of stock options.

(6)	Includes 249,900 shares issuable upon exercise of stock options.

(7)	Includes 2,274 shares owned by Insight Venture Associates II, LLC, of which Mr. Murdock is a managing member. Mr. Murdock disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable. Also includes 60,000 shares issuable upon exercise of stock options.

(8)	Includes 95,000 shares issuable upon exercise of stock options.

(9)	Includes 60,000 shares issuable upon exercise of stock options.

(10)	Includes 65,000 shares issuable upon exercise of stock options.

(11)	Includes 50,000 shares issuable upon exercise of stock options.

(12)	Includes a total of 1,791,066 shares issuable upon exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 4 or 5 were required, the Company believes that, during 2003, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that each of Messrs. Murdock, Lane and Machin filed a late report for one transaction.

REPORTS OF COMPENSATION AND AUDIT COMMITTEES AND PERFORMANCE GRAPH

The following reports of the Compensation Committee and Audit Committee, and the information below relating to the performance of our Common Stock, are not be deemed to be soliciting material or to be filed with the SEC, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed with the SEC.

Report of the Compensation Committee

The role of the Compensation Committee of the Board is to review and recommend or approve the base salaries, bonuses, stock options and other compensation of the executive officers of Quest. The Committee also administers the Company’s 1999 Stock Incentive Plan (the “1999 Plan”) and 2001 Stock Incentive Plan (the “2001 Plan”).

Quest’s executive compensation program utilizes company performance, individual performance and an increase in shareholder value over time as determinants of executive pay levels. These principles are intended to motivate executive officers to improve the financial position of Quest, to hold executives accountable for the performance of the organizations for which they are responsible, to attract key executives into the service of Quest and to create value for our shareholders. The compensation for executive officers is mainly comprised of two elements: cash compensation and equity-based compensation.

Cash Compensation

Quest reviews its executive compensation programs to ensure that the total cash compensation provided to executive officers and senior management remains at a competitive level to enable Quest to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry. The compensation of executive officers is reviewed annually by the Compensation Committee.

Equity-Based Compensation

Stock option grants are designed to align the interests of an executive officer with those of our shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our Common Stock at a fixed price per share over a specified period of time up to ten years, unless sooner terminated in accordance with the provisions of the 1999 Plan. Each option generally becomes exercisable in a series of installments over a four-year or five-year period, contingent upon the officer’s continued employment with Quest. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by Quest during the vesting period, and then only if the market price of the shares appreciates over the option term. The size of the option grant and vesting schedule to each executive officer is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with Quest, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. Other factors include the number and exercise price of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual and the size of option and other equity-based awards made to individuals in similar positions within a peer group of other companies in our industry. The relevant weight given to each of these factors varies from individual to individual.

Compensation of the Chief Executive Officer

Effective December 1, 2001, Mr. Smith voluntarily elected to eliminate the base salary component of his compensation. The Compensation Committee approved a bonus of $200,000 for 2003 for Mr. Smith, recognizing Mr. Smith’s continued leadership and the company’s financial performance in 2003, which included exceeding our annual revenue goals, margin improvements and gains in market share.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. This limitation applies only to compensation that is not considered to be performance-based. None of our executive officers received non-performance-based compensation in 2003 in an amount exceeding the limit, and the Compensation Committee does not anticipate that non-performance-based compensation to be paid to our executive officers in 2004 will exceed that limit. Our 1999 Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the limitation. The Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers.

Submitted by the Compensation Committee of the Board of Directors:

Raymond J. Lane

Jerry Murdock, Jr.

Augustine L. Nieto II

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003 with the Company’s management and with Deloitte & Touche LLP, the Company’s independent auditors. The Audit Committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, Communicating with Audit Committee.

In addition, the Audit Committee received the written disclosures and letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, and discussed with Deloitte & Touche the independence of Deloitte & Touche.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Submitted by the Audit Committee of the Board of Directors:

Jerry Murdock, Jr.

Kevin M. Klausmeyer

Augustine L. Nieto II

Company Stock Performance

The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for the Company, the Nasdaq Stock Market (U.S.) Index (the “Nasdaq Index”), and the S&P Systems Software Index (the “Industry Index”). The graph assumes $100 was invested in each of the Common Stock, the Nasdaq Index and the Industry Index on August 13, 1999 (the date on which we completed our initial public offering). Note that historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 52 MONTH CUMULATIVE TOTAL RETURN*

AMONG QUEST SOFTWARE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S & P SYSTEMS SOFTWARE INDEX

*	$100 invested on 8/13/99 in stock or on 7/31/99 in index—including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	8/99	12/99	12/00	12/01	12/02	12/03
QUEST SOFTWARE, INC.	100.00	728.57	400.90	315.86	147.29	202.86
NASDAQ STOCK MARKET (U.S.)	100.00	154.12	92.95	73.78	51.01	76.26
S & P SYSTEMS SOFTWARE	100.00	153.08	77.08	81.05	60.84	70.99

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the years ended December 31, 2001, 2002 and 2003 all compensation received for services rendered to Quest in all capacities by our chief executive officer and each of our executive officers. These officers are referred to in this Proxy Statement as the Named Executive Officers.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary($)		Bonus ($)(1)	Other Annual Compen- sation ($) (2)	Securities Underlying Options(#)	All Other Compensation ($) (3)
Vincent C. Smith Chief Executive Officer	2003 2002 2001	$	— — 263,542	$200,000 — —	$127,005 38,728 31,971	750,000 800,000 785,000	$	— — 1,500

M. Brinkley Morse Vice President, Finance & Operations and Chief Financial Officer	2003 2002 2001		200,000 200,000 191,667	100,000 50,000 50,000	— — —	150,000 200,000 650,000		— — —

Douglas F. Garn (4) Vice President, Worldwide Sales	2003 2002 2001		189,489 — 194,500	200,000 — 75,000	— — 14,189	550,000 — 400,000		1,500 — 1,500

(1)	Includes performance bonuses accrued in the year of service whether paid during the year of service or thereafter.

(2)	These amounts represent automobile expenses paid by Quest, including $34,963 in 2003 for Mr. Smith. For 2001 and 2003, these amounts also include $11,916 and $92,042, respectively, for Mr. Smith for personal use of aircraft.

(3)	These amounts represent matching contributions under our 401(k) Plan.

(4)	Mr. Garn returned to Quest from a medical leave of absence in January 2003.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in 2003, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock. No stock appreciation rights were granted during 2003.

Name	Option Grants in 2003				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)
	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in 2003(%)	Exercise Price ($/Share)	Expiration Date	5%	10%
Vincent C. Smith	750,000	10.80%	$11.56	09/10/13	$5,452,516	$13,817,747
M. Brinkley Morse	150,000	2.16	11.56	09/10/13	1,090,503	2,763,549
Douglas F. Garn	550,000	7.92	11.56	09/10/13	3,998,512	10,133,015

(1)	These options were granted at an exercise price equal to the fair market value of Quest Common Stock on the grant date. These options vest as follows: 20% on the first anniversary of the date of grant, and 10% upon completion of each of the following eight six-month periods.

The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the assumption that the market value of our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth, for the year ending December 31, 2003, certain information regarding options exercised by, and held at year-end by, the Named Executive Officers.

Name	Shares Acquired Upon Exercise(#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at December 31, 2003(#)		Value of Unexercised In-the-Money Options at December 31, 2003($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Vincent C. Smith	—	—	576,666	1,787,334	$1,636,574	$6,741,526
M. Brinkley Morse	—	—	347,500	652,500	651,200	1,962,800
Douglas F. Garn	—	—	186,400	881,500	588,430	1,728,800

(1)	Calculated on the basis of the fair market value of our Common Stock on the exercise date, less the applicable exercise price per share, multiplied by the number of shares exercised.

(2)	Calculated on the basis of the fair market value of our Common Stock on December 31, 2003 ($14.20 per share), less the applicable exercise price per share, multiplied by the number of shares underlying the options.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table gives information about our Common Stock that may be issued upon the exercise of options under all of our existing equity compensation plans as of December 31, 2003, including our 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and 2001 Stock Incentive Plan, and stock options assumed in connection with our acquisitions of Foglight Software, OnWire Technologies and FastLane Technologies.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	14,122,292	(2)	$13.33	2,885,179	(4)
Equity compensation plans not approved by security holders	8,382,127	(3)	$11.64	914,873

Totals	22,504,419		$12.70	3,800,052

(1)	Excludes options to purchase 10,540 shares of Common Stock with a weighted-average exercise price of $31.33 per share, options to purchase 3,821 shares of Common Stock with a weighted-average exercise price of $51.51 per share and options to purchase 60,281 shares of Common Stock with a weighted-average exercise price of $30.42 per share, which were assumed by Quest in connection with our acquisitions of Foglight Software, OnWire Technologies and FastLane Technologies, respectively. Also excludes options to purchase 1,015,798 shares of Common Stock with a weighted-average exercise price of $3.79 per share which were assumed by Quest on March 17, 2004 in connection with our acquisition of Aelita Software Corporation.

(2)	Excludes purchase rights accruing under our 1999 Employee Stock Purchase Plan, which were not determinable as of December 31, 2003. Under our ESPP, employee purchase rights mature on two semi-annual purchase dates occurring on February 1 and August 1 of each year. On each purchase date, a participating employee will purchase a number of shares equal to the aggregate amount of such employee’s contributions to the ESPP during the applicable 6-month purchase period divided by 85% of the fair market value of a share of our common stock as of either the first day or the last day of the purchase period, whichever is lower. Participating employees may contribute up to 15% of their cash earnings to the ESPP. The maximum number of shares purchasable by any participating employee on any one purchase date is 1,200 shares, and no participant may accrue rights to purchase more than $25,000 worth of stock under this or other employee stock purchase plans for each calendar year such rights are at any time outstanding. At December 31, 2003, we were unable to predict whether the fair market value of our common stock on the last day of the purchase period ending on January 31, 2004 would be more or less than the comparable value on the first day of the purchase period (which was $7.89), and the aggregate amount of employee contributions to the ESPP in respect of the current purchase period was not determinable. Therefore, the number of shares then issuable under the ESPP in respect of accruing purchase rights could not be determined until the expiration of the then current purchase period, on January 31, 2004.

(3)	Issued under our 2001 Stock Incentive Plan. See the description below of the 2001 Stock Incentive Plan.

(4)	Excludes additional shares that would be made available for issuance if the proposal to amend our 1999 Stock Incentive Plan is approved at our Annual Meeting.

2001 Stock Incentive Plan

As of December 31, 2003, we had reserved 10 million shares of Common Stock for issuance under the 2001 Stock Incentive Plan (the “2001 Plan”) for employees. The 2001 Plan provides for the granting of non-qualified stock options to employees at the fair market value of our Common Stock at the grant date. Officers and directors of Quest are not eligible to participate in the 2001 Plan unless and until the 2001 Plan is approved by our shareholders. Options granted under the 2001 Plan have ten-year terms and generally vest 20% after the first year and in 10% increments every six months thereafter. The 2001 Plan is not required to be and has not been approved by the Company’s shareholders.

RELATED PARTY TRANSACTIONS

On March 17, 2004, we acquired Aelita Software Corporation (“Aelita”), a privately held company that provides systems management solutions that improve the productivity, system availability and security of Microsoft Active Directory and Exchange, in a transaction valued at approximately $115 million. Certain venture capital funds associated with Insight Venture Partners (the “Insight Funds”) previously holding shares of Aelita’s preferred stock received $47.6 million in cash in respect of those shares of preferred stock as a result of this acquisition. Jerry Murdock, a director of Quest, is a Managing Director and the co-founder of Insight Venture Partners. Vincent Smith, Quest’s Chairman of the Board and CEO, and Ray Lane, a director of Quest, are passive limited partners in one of the Insight Funds and financially benefited from the transaction by virtue of their respective ownership interests therein. The acquisition of Aelita and the terms and provisions of the related merger agreement were reviewed and approved by the Audit Committee.

We have entered into indemnification agreements with certain of our executive officers and our directors containing provisions that may require us, among other things, to indemnify our officers and our directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

OVERVIEW OF PROPOSALS

This Proxy Statement contains four proposals requiring shareholder action. Proposal No. 1 relates to the election of six directors to our Board of Directors. Proposal No. 2 requests that the shareholders approve an amendment to our 1999 Stock Incentive Plan to increase the shares reserved for issuance thereunder by an additional 5,000,000 shares. Proposal No. 3 requests approval of an amendment to our Bylaws to change the authorized number of directors from a range of four to seven to a range of five to nine. Proposal No. 4 requests the ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2004. Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently comprised of seven members: Messrs. Smith, Doyle, Murdock, Machin, Lane, Nieto and Klausmeyer. The Board has nominated the current seven directors to be re-elected to serve for a one-year term and until their successors are duly elected and qualified. However, subsequent to the Board’s nomination, Mr. Doyle elected to not stand for re-election and will not continue serving on the Board after his term expires at the Annual Meeting. Our authorized number of directors is not less than four and not more than seven, and is presently set at seven. After the Annual Meeting, we will have one vacancy on the Board of Directors, which the Board may fill once a qualified candidate is identified. If Proposal No. 3 is approved by our shareholders at the Annual Meeting, our authorized number of directors will be not less than five and not more than nine, and will be maintained at seven until such time as the Board identifies and selects one or more additional persons for election to the Board. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s nominees below. Proxies cannot be voted for more than the six named nominees.

If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. It is not presently expected that any nominee will be unable or will decline to serve as a director.

Vote Required

The six nominees for director receiving the highest number of affirmative votes of the shares entitled to vote for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of the Quorum, but have no other legal effect under California law.

Recommendation

The Board of Directors recommends that shareholders vote “FOR” re-election of Messrs. Smith, Murdock, Machin, Lane, Nieto and Klausmeyer.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO THE 1999 STOCK INCENTIVE PLAN

Shareholders are being asked to approve an amendment to our 1999 Stock Incentive Plan (the “1999 Plan”) to increase the number of shares reserved for issuance thereunder by an additional 5,000,000, bringing the total number of shares of Common Stock authorized for issuance under the 1999 Plan to 28,500,000.

The 1999 Plan is an integral part of our compensation program. Under the 1999 Plan, our executive officers, directors, employees, consultants and other independent advisors may be granted stock options, stock appreciation rights and stock purchase rights. The proposed amendment would provide additional shares that we believe are necessary to allow us to attract and retain the best available personnel for all positions at Quest. There are approximately 2,200 persons eligible to participate in the 1999 Plan.

Description of the 1999 Plan

Introduction.    The 1999 Plan was adopted by our Board of Directors and subsequently approved by our shareholders in June 1999. The 1999 Plan became effective upon its adoption by the Board. In May 2000, our shareholders approved an amendment to the 1999 Plan to increase the number of shares authorized for issuance under the 1999 Plan by 2,500,000. In May 2003, our shareholders approved an amendment to the 1999 Plan to increase the number of shares authorized for issuance under the 1999 Plan by 6,000,000.

Other Recent Amendments.    The 1999 Plan was amended in October 2003 to eliminate the Salary Investment Option Grant Program, pursuant to which executive officers and other highly compensated employees would have had an opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants. This program was never implemented by the plan administrator and no below-market stock options were granted thereunder. In October 2003, the 1999 Plan was also amended to modify the Director Fee Option Grant Program. This program was designed to allow non-employee Board members the opportunity to apply a portion of their annual retainers to the acquisition of special below-market option grants. This program was amended to provide that options granted to non-employee Board members thereunder would be granted at fair market value.

Share Reserve.    23,500,000 shares of Common Stock have been authorized for issuance under the 1999 Plan. As of May 6, 2004, options to purchase 15,993,293 shares of Common Stock were outstanding, 7,249,907 shares of Common Stock had been issued under the 1999 Plan and 256,800 shares were available for issuance or grants of new stock options under the 1999 Plan. On May 6, 2004, the closing price of the Common Stock, as quoted on the Nasdaq National Market, was $12.15. No participant in the 1999 Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 1,000,000 shares of Common Stock in total per calendar year.

Programs.    The 1999 Plan, as amended to date, is divided into four separate programs:

•	the Discretionary Option Grant Program under which certain eligible individuals may be granted options to purchase shares of Common Stock at an exercise price determined by the plan administrator;

•	the Stock Issuance Program under which certain eligible individuals may be issued shares of Common Stock directly, through the purchase of such shares at a price determined by the plan administrator or as a bonus tied to the performance of services;

•	the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

•	the Director Fee Option Grant Program under which non-employee Board members may apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special option grants. Specifically, the number of stock options to be granted to a non-employee director who elects to apply director fees will be that number of options which have an aggregate estimated fair value equal to the fees applied, and the exercise price of those options will be equal to the per share fair market value of the Quest Common Stock as of the date of grant of such option. The fair value of each option grant will be estimated using the Black-Scholes option-pricing model used by Quest for purposes of estimating the compensation cost of option grants for financial reporting purposes.

Administration.    The discretionary option grant program and the stock issuance program is administered by the Compensation Committee of the Board of Directors. This committee determines which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

Plan Features.    Our 1999 Plan includes the following features:

•	The exercise price for any options granted under the plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

•	The Compensation Committee has the authority to cancel outstanding options under the discretionary option grant program, with the consent of the holder of each such option.

•	Stock appreciation rights may be issued under the discretionary option grant program. Such rights provide the holders with the election to surrender their outstanding options for a distribution from us equal to the fair market value of the vested shares of Common Stock subject to the surrendered option less the exercise price payable for those shares. We may make the payment in cash or in shares of Common Stock.

Change in Control.    The 1999 Plan includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

•	In the event of a change in ownership or control of Quest (by way of merger, sale of assets or otherwise), each outstanding option under the discretionary option grant program which is not assumed or continued by the successor corporation will immediately become exercisable for all the shares represented by such option, and all unvested shares will immediately vest, except to the extent repurchase rights with respect to those shares are to be assigned to the successor corporation.

•	The plan administrator has complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee’s service with us or the acquiring entity is subsequently terminated. The vesting of outstanding options under the 1999 Plan may be accelerated upon similar terms and conditions.

•	The plan administrator may also grant options, which will immediately vest upon our acquisition by another entity, whether or not those options are assumed by the successor corporation.

•	The plan administrator may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of the outstanding voting stock or a change in the majority of our Board of Directors through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual’s service.

Automatic Option Grant Program.    Each individual who first becomes a non-employee Board member at any time after August 13, 1999, the date we completed our initial public offering, will automatically receive an option grant for 50,000 shares on the date such individual joins the Board, provided such individual has not been in the prior employ of Quest. In addition, on the date of each annual shareholders meeting, beginning with the 2001 annual shareholders meeting, each non-employee Board member who has served as a non-employee Board member since the date of the last annual shareholders meeting will automatically be granted an option to purchase 15,000 shares of Common Stock.

Each automatic grant will have a term of ten years, subject to earlier termination following the optionee’s cessation of Board service. The initial 50,000 share option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by us, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each 50,000 share automatic option grant will vest over a four year period in successive equal annual installments upon the individual’s completion of each year of Board service over the four-year period measured from the option grant date. However, the shares subject to each such automatic grant will immediately vest in full upon certain changes in control or ownership of Quest or upon the optionee’s death or disability while a Board member. Each 15,000 share automatic option grant will be immediately exercisable and fully vested on the option grant date.

Director Fee Option Grant Program.    Under the terms of the 1999 Plan, as amended, each non-employee Board member may elect to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a stock option grant. The option grant will automatically be made on the first trading day in the twelve-month period for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to the fair market value of the option shares on the grant date, and the number of shares subject to the option will be that number of options that have an aggregate estimated fair value equal to the amount of the directors fees that otherwise would have been paid to the non-employee director electing to apply the fees. The fair value of these option grants will be estimated using the Black-Scholes option-pricing model used by Quest for purposes of estimating the compensation cost of option grants for financial reporting purposes. The option will become exercisable in a series of equal monthly installments over the twelve-month period for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon certain changes in the ownership or control of Quest or the death or disability of the optionee while serving as a Board member.

Amendment.    The Board may amend or modify the 1999 Plan at any time, subject to any required shareholder approval. The 1999 Plan will terminate no later than June 8, 2009.

New Plan Benefits

The following table sets forth the number of options that will be received by each person or group listed below. Except as set forth in the table below, the future benefits or amounts that would be received under this proposed amendment to the 1999 Plan by our executive officers, directors and other employees are discretionary and, therefore, not determinable at this time. In addition, the benefits or amounts that would have been received by or allocated to such persons for the last completed fiscal year if the proposed amendment to the 1999 Plan had been in effect are likewise not determinable. Other than the option grants described below, we do not have any current plans, proposals or arrangements for grants of stock options under the 1999 Plan. We are currently evaluating our option compensation plans for fiscal 2004. We contemplate that discretionary awards of stock options out of the additional five million shares proposed for shareholder approval at the annual meeting would cover up to 2.5 million shares. We do not anticipate granting any options to our Chief Executive Officer or our Chief Financial Officer this year.

1999 Stock Incentive Plan
Name and Position	Securities Underlying Options Granted (#)
Vincent C. Smith, Chairman of the Board and Chief Executive Officer	—
Douglas F. Garn, Vice President, Worldwide Sales	—
M. Brinkley Morse, Vice President, Finance and Operations and Chief Financial Officer	—
Executive Group	—
Non-Executive Director Group	60,000	(1)
Non-Executive Officer Employee Group	—

(1)	Represents options that will be granted on the date of our annual meeting to our four current non-employee Board members who have served on the Board since the date of our last annual meeting. Does not include options that may be granted (a) in future years under the terms of our Automatic Option Grant Program or (b) pursuant to the terms of our Director Fee Option Grant Program, which amounts are currently not determinable. The material terms of Automatic Option Grant Program and Director Fee Option Grant Program are described above.

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences relating to the 1999 Plan based on federal income tax laws currently in effect. This summary applies to the 1999 Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees. The summary contains general statements based on current United States federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options.    An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon an optionee’s sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

Non-Statutory Stock Options.    An optionee does not recognize any taxable income at the time he or she is granted a non-statutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Stock Purchase Rights.    Stock purchase rights will generally be taxed in the same manner as non-statutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company’s right to repurchase the stock upon the purchaser’s termination of employment with the Company. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company.

Stock Appreciation Rights.    No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any Common Stock received upon the exercise. In the case of a recipient who is also an employee, any taxable income recognized upon exercise of a stock appreciation right will constitute wages for which withholding will be required. The Company will generally be entitled to a tax deduction in the same amount. Any gain or loss on the resale of Common Stock acquired upon exercise of a stock appreciation right will be treated as a taxable gain or loss.

Section 162(m) of the Code.    Section 162(m) of the Code generally disallows a public company’s federal income tax deduction for compensation to executive officers in excess of $1.0 million in any tax year. Compensation that qualifies as “performance-based compensation” is excluded from this limitation, and therefore remains fully deductible by the company that pays it. To qualify as “performance-based” within the meaning of Section 162(m) of the Code, options and stock appreciation rights must be granted with an exercise price of not less than 100% of the fair market value of the Common Stock on the date of the grant, among other things. To the extent these requirements are met, compensation attributable to options and stock appreciation rights granted to executive officers under the 1999 Plan will qualify as performance-based compensation for purposes of Section 162(m) of the Code, and the Company will generally be entitled to a tax deduction in the amount recognized by such officers upon exercise of the options. No tax authority or court has ruled on the applicability of Section 162(m) to the 1999 Plan and any final determination of the deductibility of amounts realized upon exercise of an option granted under the 1999 Plan could ultimately be made by the Internal Revenue Service or a court having final jurisdiction with respect to the matter. The Company retains the right to grant options under the 1999 Plan in accordance with the terms of the 1999 Plan regardless of any final determination as to the applicability of Section 162(m) of the Code to these grants.

Compensation attributable to stock purchase rights granted under the 1999 Plan will not generally qualify as “performance-based” within the meaning of Section 162(m) of the Code. As a result, income recognized by executive officers in connection with stock purchase rights will be subject to the limitations on deductibility under such section.

The foregoing is only a summary of the effect of Federal income taxation upon optionees, holders of stock appreciation rights, holders of stock purchase rights and Quest with respect to the grant and exercise of options, stock appreciation rights and stock purchase rights under the 1999 Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside.

Vote Required

The affirmative vote of a majority of the shares represented and voting and a majority of the quorum will be required to approve this proposal.

Recommendation

The Board of Directors has unanimously approved the amendment to the 1999 Plan and recommends that the shareholders vote “FOR” the amendment.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO BYLAWS

General

Quest’s Bylaws currently provide that the authorized number of directors shall be a minimum of four (4) and a maximum of seven (7), with the exact number of directors to be fixed from time to time within such range by the Board of Directors or the shareholders. The Board of Directors previously fixed the exact number of directors at seven (7) in accordance with the Bylaws. The Board of Directors has adopted, subject to shareholder approval, an amendment to the Bylaws that would increase the minimum authorized number of directors to five (5) and the maximum authorized number of directors to nine (9). The exact number of directors will remain at seven (7) once this Bylaw amendment is approved and until changed within the range by the Board or the shareholders.

The Board of Directors believes that this proposed Bylaw amendment would enable the Board to take timely advantage of the availability of well-qualified candidates for appointment to the Board, in particular, candidates from outside Quest whose skills and experience will benefit Quest. Upon the effectiveness of the amendment, the Board will have the ability to add additional directors up to a maximum of nine without shareholder approval.

Amendment to Bylaws

Once the amendment is approved at the Annual Meeting, Section 3.2 of Quest’s Bylaws would be amended to read as follows:

3.2. Number of Directors. The authorized number of directors of the corporation shall be not less than five (5) nor more than nine (9) and the exact number of directors shall be set by a resolution duly adopted by the Board of Directors or by the shareholders. The minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Bylaw duly adopted by vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16  2/3%) of the outstanding shares entitled to vote thereon. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the amendment to the Bylaws.

Recommendation

The Board of Directors recommends that the shareholders vote “FOR” approval of the amendment to our Bylaws.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of Quest for the year ending December 31, 2004. Deloitte & Touche served as Quest’s independent auditors for the year ended December 31, 2003. Shareholders are being asked to ratify the appointment of Deloitte & Touche as the Company’s independent auditors at the Annual Meeting. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and will have the opportunity to make a statement.

Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Deloitte & Touche as our independent accountants. However, the Board is submitting the selection of Deloitte & Touche at the request of the Audit Committee to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in our best interests and the best interests of our shareholders.

Fees Paid to the Independent Auditors

Audit Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) billed Quest aggregate fees of approximately $562,000 and $433,000 in 2003 and 2002, respectively, for professional services rendered for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, international statutory audits, the restatement of our financial statements in 2003 and other fees related to our SEC filings and other accounting consultations.

Audit-Related Fees

Deloitte billed Quest aggregate fees of approximately $36,000 in 2003 and $11,000 in 2002 for audit-related services, including audits of our employee benefit plans and, in 2003, acquisition-related due diligence.

Tax Fees

Deloitte billed Quest aggregate fees of approximately $617,000 and $612,000 in 2003 and 2002, respectively. Included in these amounts are fees for tax compliance of approximately $249,000 for 2003 and $182,000 for 2002, relating to U.S. federal tax returns, tax returns in overseas countries in which we do business and various state and local tax returns. Also included are fees for tax advisory services of approximately $368,000 for 2003 and $430,000 for 2002, including tax examination assistance, expatriate tax services, assistance related to mergers and acquisitions, tax research and tax planning services in the countries in which we do business.

All Other Fees

Deloitte billed Quest aggregate fees of $5,000 and $20,000 in 2003 and 2002, respectively, for other professional services.

The Audit Committee of the Board of Directors has considered whether the provision by Deloitte of the non-audit services listed above is compatible with maintaining Deloitte’s independence.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, and may be subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy, and the related amounts of fees for services performed. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of a majority of the shares represented and voting and a majority of the quorum will be required to approve this proposal.

Recommendation

The Board of Directors recommends that shareholders vote “FOR” ratification of the selection of Deloitte & Touche as the Company’s independent auditors.

OTHER MATTERS

Quest knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as Quest may recommend. The accompanying proxy confers discretionary authority to vote on any such other matters as may properly come before the Annual Meeting.

SHAREHOLDER PROPOSALS

Shareholders who intend to present proposals at the 2005 annual meeting of shareholders must send such proposals to Quest for receipt no later than January 20, 2005 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

In addition, the proxies solicited by the Board for the 2005 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than April 4, 2005.

DELIVERY OF THIS PROXY STATEMENT

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders may be “householding” our proxy materials. A single proxy statement would be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to Corporate Secretary, Quest Software, Inc., 8001 Irvine Center Drive, Irvine, CA 92618.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2003 accompanies this Proxy Statement. Further copies are also available without charge upon written request to: Corporate Secretary, Quest Software, Inc., 8001 Irvine Center Drive, Irvine, CA 92618. Copies may also be obtained without charge through the SEC’s Worldwide Web site at http://www.sec.gov.

May 19, 2004

Irvine, California

Appendix A

QUEST SOFTWARE, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.    PURPOSE

The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors of Quest Software, Inc. (“Quest”) is to act on behalf of the Board of Directors of Quest (the “Board”) in fulfilling its responsibility with respect to Quest’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services (the “Auditors”).

II.    RESPONSIBILITIES

The Committee shall be responsible for and perform the following functions:

1.    Independent Auditor.    The Committee shall have sole and direct responsibility for the appointment, compensation and oversight of the work of Quest’s independent auditor (including resolution of any disagreements between Quest’s management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

2.    Pre-Approve Audit and Non-Audit Services.    Prior to the commencement of such engagements, pre-approve all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed for Quest by its independent auditor, for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”) (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services). The Committee may establish pre-approval policies and procedures.

3.    Plan of Audit.    Consult with the independent auditor regarding the plan of audit. The Committee also shall review with the independent auditor their report on the audit and review with management changes or improvements in Quest’s accounting practices or controls that are suggested by the independent auditor.

4.    Internal Control Over Financial Reporting.    Review and consult with management and the independent auditor regarding the quality, adequacy and effectiveness of Quest’s internal control over financial reporting and compliance with applicable codes of conduct, laws and regulations including any special steps adopted in light of material control deficiencies. The Committee also shall review internal audit plans in significant compliance areas.

5.    Financial Disclosure Documents.    Review and discuss with management and the independent auditor Quest’s financial disclosure documents, including all audited financial statements and annual reports filed with the Securities and Exchange Commission (“Commission”) or sent to shareholders and, prior to release, all announcements of Quest’s earnings. Following the satisfactory completion of each year-end review recommend to the Board the inclusion of the audited financial statements in Quest’s Annual Report on Form 10-K to be filed with the Commission. The review shall include any significant problems and material disputes between management and the independent auditor, any significant financial reporting issues and judgments made in connection with the preparation of Quest’s financial statements, including any significant changes in the selection or application of accounting principles, any material audit adjustments proposed by the independent auditor and any adjustments proposed but not recorded, and a discussion with the independent auditor, out of management’s presence, of the quality (not just the acceptability) of Quest’s accounting principles as applied in its financial reporting, the clarity of Quest’s financial disclosures and degree of aggressiveness or conservatism of Quest’s accounting principles and underlying estimates, and a frank and open discussion of other significant decisions made by management in preparing the financial disclosure documents and any other matters required to be communicated to the Audit Committee by the independent auditor under generally accepted auditing standards.

6.    Oversight of Independent Auditor.    Evaluate the independent auditor on an annual basis and, where appropriate, replace the independent auditor. In such evaluation, the Committee shall ensure that the independent auditor deliver to the Committee a formal written statement delineating all relationships between the auditor and Quest consistent with Independence Standards Board Standard 1. The Committee also shall engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and, in response to the independent auditor’s report take, or recommend that the Board take, appropriate action to satisfy itself of the independence of the auditor. The Committee shall also discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communicating With Audit Committee, relating to the conduct of the audit.

7.    Quarterly Reports from Independent Auditor.    Review and discuss quarterly reports from independent auditor on: (a) All critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and (b) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

8.    Complaint Procedures.    Establish procedures for the receipt, retention and treatment of complaints received by Quest regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and review submissions received, evaluate the current status and resolution of such submissions.

9.    CEO/CFO Disclosures.    Review the disclosures made to the Committee by Quest’s CEO or CFO (or persons performing the equivalent functions) in connection with the certification by such officers of Quest’s Form 10-K and Form 10-Q relating to any significant deficiencies in the design or operation of internal controls which could adversely affect Quest’s ability to record, process, summarize and report financial data, or any material weakness therein, and any fraud involving management or other employees who have a significant role in Quest’s internal controls.

10.    Charter Amendments.    Review this Charter annually, assess its adequacy and propose appropriate amendments to the Board.

11.    Related Party Transactions.    Review and approve all related party transactions. For this purpose, the term “related party transaction” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

12.    Legal Matters.    Discuss with Quest’s General Counsel legal matters that may have a material impact on the financial statements or Quest’s compliance programs.

The Committee’s function is one of oversight. Management is responsible for the preparation of Quest’s financial statements and the independent auditor is responsible for auditing those financial statements. The Committee is not expected to audit Quest, to define the scope of any audit, to control Quest’s accounting practices, or to define the standards to be used in preparation of Quest’s financial statements, and the Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by Quest to its shareholders and others.

III.    COMPOSITION & INDEPENDENCE

The Committee shall consist of not less than three members of the Board, each of whom shall be appointed by the Board and shall be free of any relationship that, in the opinion of the Board, may interfere with such member’s individual exercise of independent judgment. Each member shall also satisfy the independence and financial sophistication requirements for serving on audit committees as established by Nasdaq, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the Commission.

One member of the Committee shall be appointed as Chairman, and shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, making regular reports to the Board, and maintaining communications with the Chief Executive Officer, President, Chief Financial Officer and other executive officers of Quest and its independent auditor.

The Committee may form, and delegate authority to, subcommittees consisting of one or more members of the Committee when appropriate, including the authority to pre-approve audit and permissible non-audit services, provided that the decisions of such subcommittee to grant any such pre-approval shall be presented to the full Committee at its next scheduled meeting.

IV.    QUORUM AND MEETINGS

A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. The Committee shall meet as often as it determines is necessary, but not less than quarterly. Meetings shall be scheduled at the discretion of the Chairman. Notice of the meetings shall be provided at least 24 hours in advance. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. The Committee will meet periodically in separate sessions with the independent auditors to discuss any matters that the Committee, the independent auditors or management believe should be discussed privately with the Committee. In lieu of a meeting, the Committee may also act by unanimous written consent.

V.    REPORTS

The Committee will report to the Board from time to time with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review and will be kept with the minutes of the Board of Directors.

The Committee shall prepare a report to shareholders in Quest’s proxy statement for its annual meeting of shareholders as required by the rules of the Commission.

VI.    OTHER AUTHORITY

The Committee is authorized to confer with Quest management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee also is authorized to engage independent counsel and other advisors to the extent it deems necessary or appropriate. Quest shall provide for appropriate funding, as determined by the Committee, for payment of compensation to its independent auditor for the purpose of rendering or issuing an audit report and to any other advisors engaged by the Committee and for the payment of individual counsel and other advisors retained by the Committee.

The Committee shall perform such other functions and have such other powers as are necessary and appropriate in the efficient and lawful discharge of the foregoing.

The Committee will perform such other functions as are authorized for this Committee by the Board of Directors.

QUEST SOFTWARE, INC

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 9, 2004

You may vote by telephone toll-free or on the internet, or complete, sign and date and mail the form below. Your vote must be received prior to 12:00 midnight Pacific Time on June 8, 2004.

[Name and address of shareholder]

TO VOTE BY TELEPHONE OR ON THE INTERNET, USE THE CONTROL NUMBER BELOW

YOUR CONTROL NUMBER

Call Toll-free

On a Touch-Tone Phone:

24 hours a day, 7 days a week

1-888-216-1316

Have this form available when you call the toll-free number. Then, enter your control number and follow the prompts.

TO VOTE BY INTERNET, HAVE THIS FORM AVAILABLE AND FOLLOW THE DIRECTIONS WHEN YOU VISIT: WWW.DIRECTVOTE.COM/QSFT

YOU DO NOT NEED TO RETURN THE FORM BELOW IF YOU VOTE BY TELEPHONE OR THE INTERNET.

QUEST SOFTWARE, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 9, 2004

YOUR CONTROL NUMBER

The undersigned shareholder of Quest Software, Inc. (“Quest”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Quest Software, Inc. to be held at Quest’s principal executive offices, located at 8001 Irvine Center Drive, Irvine, California 92618 on Wednesday, June 9, 2004 at 10:00 a.m. Pacific Time, and hereby appoints Vincent C. Smith and M. Brinkley Morse, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote Quest’s Common Stock which the undersigned is entitled to vote at such meeting and any adjournments of such meeting, as set forth below.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE BOARD’S NOMINEES, FOR PROPOSALS 2, 3 AND 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis.

DETACH AT THE PERFORATION BELOW.

YOU DO NOT NEED TO RETURN THIS CARD IF

YOU HAVE VOTED BY TELEPHONE OR INTERNET.

☒	Please mark in dark ink in the manner shown

1.	To elect Quest’s Board of Directors.

FOR ALL NOMINEES LISTED                   ☐

BELOW (EXCEPT AS MARKED

TO THE CONTRARY BELOW)

WITHHOLD AUTHORITY                             ☐

NOMINEES: (01) Vincent C. Smith, (02) Doran G. Machin, (03) Jerry Murdock, Jr., (04) Raymond J. Lane, (05) Augustine L. Nieto II, and (06) Kevin M. Klausmeyer.

(INSTRUCTION: To withhold authority to vote for any nominee, print that nominee’s name in the space provided above.)

2.	To approve an amendment to Quest’s 1999 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by an additional 5,000,000 shares;

☐    FOR     ☐    AGAINST     ☐    ABSTAIN

3.	To approve an amendment to Quest’s Bylaws to increase the minimum number of directors from four to five and the maximum number of directors from seven to nine, so that the authorized number of directors will be a range of five to nine;

☐    FOR     ☐    AGAINST     ☐    ABSTAIN

4.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of Quest for the fiscal year ending December 31, 2004; and

☐    FOR     ☐    AGAINST     ☐    ABSTAIN

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

This proxy card should be signed by the shareholder(s) exactly as his or her name(s) appear(s) hereon, dated and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both persons should sign.

Signature	Date: ,2004
Signature	Date: ,2004

UNLESS YOU HAVE VOTED BY TELEPHONE OR ON THE INTERNET, PLEASE VOTE, SIGN, DATE AND RETURN THIS CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.